COLUMBIA FUNDS SERIES TRUST II

Item 77I/77Q1(d) – TERMS OF NEW OR AMENDED SECURITIES:

On May 27, 2016, a Form Type 485(b), Accession No 0001193125-16-606100, an amendment to the registration statement of Columbia Funds Series Trust II, was filed with the SEC. This amendment registered the new class of shares of the Fund listed below, effective June 1, 2016, and describes the characteristics of the new class of shares:

Fund	New Share Class
Columbia Income Builder Fund	Class Y